CERTIFICATE OF INCUMBENCY


      I, Jeff Prusnofsky, Assistant Secretary of The Dreyfus/Laurel Funds, Inc. (the "Fund"), do hereby certify that the following resolution was duly adopted by the Board of Directors of the Fund by written consent dated March 7, 2000 as if adopted by the affirmative vote of the Board of Directors at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof, with the exception that Mark Kornfeld, Assistant General Counsel, resigned his position as of April 10, 2000:


            RESOLVED, that the following persons be, and they hereby are, elected to the offices set forth opposite their respective names, to serve at the pleasure of the Fund's Board:

            President                           Stephen E. Canter
            Vice President                      Mark N. Jacobs
            Vice President and Treasurer        Joseph Connolly
            Secretary                           Steven F. Newman
            Assistant Secretary                 Jeff Prusnofsky
            Assistant Secretary                 Michael A. Rosenberg
            Assistant Treasurer                 Michael Condon
            Assistant Treasurer                 William McDowell
            Assistant Treasurer                 James Windels


      IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Fund on December 13, 2000.







                                                _____________________
                                                Jeff Prusnofsky
                                                Assistant Secretary

[SEAL]